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                                                                  EXHIBIT (h)(3)

                                                         DRAKE TOTAL RETURN FUND


                          EXPENSE LIMITATION AGREEMENT

                              THE DRAKE FUNDS TRUST


         This Agreement is made and entered into effective as of December 9, 2004, by and between the Drake Total Return Fund (the "Fund"), a series of shares of The Drake Funds Trust, a Delaware statutory trust (the "Trust") and Drake Capital Management, LLC, a Delaware limited liability company (the "Advisor").

         WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust dated October 6, 2004 and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type;

         WHEREAS, the Fund is a series of the Trust;

         WHEREAS, the Fund and the Advisor have entered into an Investment Advisory Agreement dated December 9, 2004, ("Advisory Agreement"), pursuant to which the Advisor provides investment advisory services to the Fund; and

         WHEREAS, the Fund and the Advisor have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund, and, therefore, have entered into this Agreement, in order to maintain the Fund's expense ratios within the Operating Expense Limit, as defined below.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Expense Limitation.

         (a) Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) incurred by the Fund in any fiscal year ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the "Excess Amount") shall be the liability of the Advisor.

         (b) Operating Expense Limit. The Fund's maximum operating expense limit ("Operating Expense Limit) in any year shall be 0.43% of the average daily net assets of the Drake Class shares of the Fund and 0.68% of the average daily net assets of the Administrative Class shares of the Fund.

         (c) Method of Computation. To determine the Advisor's liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit of the Fund, the Advisor shall first waive or reduce its investment



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advisory fee for such month by an amount sufficient to reduce the annualized
Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor may also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

         (d) Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.       Term and Termination of Agreement.

         This Agreement with respect to the Fund shall continue in effect until the last day of December, 2005 and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon written notice ninety (90) days' prior to the end of the then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust. Any termination pursuant to this paragraph 2 shall become effective, unless otherwise specifically agreed upon, on the last day of the then-current term of the Agreement.

3.       Miscellaneous.

         (a) Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         (b) Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

         (c) Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                            DRAKE TOTAL RETURN FUND, A SERIES OF
                                            THE DRAKE FUNDS TRUST

                                            /s/  Steven Luttrell
                                            ------------------------------------
                                            By: Steven Luttrell
                                            Title: President

                                            DRAKE CAPITAL MANAGEMENT, LLC

                                            /s/  Steven Luttrell
                                            ------------------------------------
                                            By: Steven Luttrell
                                            Title: Chief Operating Officer



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